Shiner International Announces Third Quarter Fiscal 2012 Results

HAIKOU, China, November 14, 2012 -- Shiner International, Inc. (OTCQB: BEST) ("Shiner" or the "Company"), an emerging global supplier of packaging solutions for food, tobacco, and consumer products, today announced its financial results for the quarter ended September 30, 2012.

Revenues for the three months ended September 30, 2012 decreased $1.9 million (or 10.2%), to $16.7 million compared to $18.6 million for the corresponding period in 2011. The decrease was primarily attributable to decreased revenues from coated film, color printing advanced film and water-based latex, which was partially offset by increase in revenues generated from BOPP tobacco. For the three months ended September 30, 2012, revenue from coated film revenue decreased $3.2 million (or 46.4%) to $3.7 million from $6.9 million for the corresponding period in 2011, and sales from color printing decreased $0.4 million (or 28.7%) to $1.0 million from $1.4 million for the corresponding period in 2011. For the three months ended September 30, 2012, revenue from BOPP tobacco increased $3.2 million (or 45.0%) to $10.3 million from $7.1 million for the corresponding period in 2011; revenue from advanced film decreased $1.4 million (or 46.0%) to $1.6 million from $3.0 million for the corresponding period in 2011; and revenue from water-based latex decreased $0.1 million (or 98.6%) to $0.01 million from $0.1 million for the corresponding period in 2011.

Shiner's gross profit for the three months ended September 30, 2012 was $1.4 million, a profit margin of 8.7%, a decrease of 2.7% from 11.4% for the corresponding period in 2011. The decrease in profit margin was primarily a consequence of an increase in labor costs and depreciation of new property.

Operating loss for the three months ended September 30, 2012 was $3.2 million, compared to operating income of $0.3 million for the corresponding quarter ended September 30, 2011. Selling, general and administrative expenses for the three months ended September 30, 2012 increased by 40.6%, or $.7 million, to $2.5 million in 2012, compared to $1.8 million for the corresponding period in 2011. General and administrative expenses increased during the 2012 period due to a $0.3 million increase in research and development expenditures and a $0.7 million increase in bad debt allowance, as compared to 2011. There was also a $2.1 million increase in loss on sale and write off of assets during the 2012 period.

Shiner reported net loss of $3.5 million for the three months ended September 30, 2012, compared to a net income of $0.4 million in the corresponding period of 2011. Earnings per share for the quarter were ($0.13), compared to earnings of $0.01 per share for the corresponding period of 2011.

Nine Months Financial Results

Revenue for the first nine months of fiscal year 2012 decreased $1.9 million (or 3.6%), to $50.5 million, compared to $52.4 million in the corresponding period a year ago. Gross profit for the nine months ended September 30, 2012 was $4.1 million, a profit margin of 8.1%, a decrease of 5.3% from 13.4% for the corresponding period in 2011. Operating loss was $4.8 million, down from an operating income of $2.8 million in the first nine months of fiscal year 2011. The Company saw a net loss of $5.5 million for the nine months ended September 30, 2012, representing a decrease of $7.7 million (or 351.4%) from a net income of $2.2 million for the corresponding period in 2011. Fully diluted loss per share was ($0.20), compared to fully diluted income per share of $0.08 for the first nine months of fiscal year 2011.

Financial Condition

As of September 30, 2012, the Company had $3.6 million in cash and equivalents on hand, $11.1 million in long-term debt, and working capital of $6.9 million. Stockholders' equity stood at $36.5 million, compared to $41.7 million as of December 31, 2011. Net cash used in operating activities for the nine months ended September 30, 2012 was $1.2 million, an increase of $3.4 million, compared to net cash flow used by operating activities of $21,869 for the corresponding period in 2011.

About Shiner International, Inc.

Shiner International, Inc. is engaged in the research and development, manufacture and sale of flexible packaging material and advanced film. Its products include coated packaging film, shrink-wrap film, common packaging film, anti-counterfeit laser holographic film and color-printed packaging materials. The Company's products are used by manufacturers in the food and consumer products industry to preserve the texture, flavor, hygiene, and convenience and safety of their products. The Company was founded in 1990 and is headquartered in Haikou, China. Approximately 80% of Shiner's current customers are located in China, with the remainder spanning Southeast Asia, Europe, the Middle East and North America. Shiner holds 20 patents on products and production equipment, and has an additional 9 patent applications pending. The Company's flexible packaging meets U.S. FDA requirements, as well as the requirements for food packaging sold in the EU. Shiner's product manufacturing process is certified under ISO 9001:2000. Additional information on Shiner is available at http://www.shinerinc.com.

Safe Harbor Statement

All statements in this press release that are not historical are forward- looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Shiner International, Inc.'s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Shiner's filings with the Securities and Exchange Commission. The information contained in this press release is made as of the date of the press release, even if subsequently made available by Shiner on its website or otherwise

Contact: Cindy Gong
Tel: 86-898-6858 1104
Fax: 86-898-6858 1513
Email: ir@shinerinc.com
Web: http://www.shinerinc.com

- Financial Tables Follow -

SHINER INTERNATIONAL, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2012	2011
	(unaudited)
ASSETS

CURRENT ASSETS:

Cash & equivalents	$3,592,817	$2,831,808
Restricted cash	641,475	57,613
Accounts receivable, net of allowance for doubtful accounts of $792,893 and $121,017 at 2012 and 2011	6,229,266	7,744,377
Advances to suppliers	10,852,070	10,042,214
Notes receivable	249,023	7,865
Inventory, net	11,172,322	10,252,955
Prepaid expenses & other current assets	550,315	1,072,326

Total current assets	33,287,288	32,009,158

Property and equipment, net	31,187,080	27,836,253
Construction in progress	5,302,166	12,037,154
Advance for the purchase of equipment	788,971	763,427
Intangible assets, net	2,902,230	3,063,646
Goodwill	2,033,633	2,023,342

TOTAL ASSETS	$75,501,368	$77,732,980

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Accounts payable	$4,621,683	$5,133,835
Other payables	7,156,681	7,021,179
Unearned revenue	1,064,424	1,313,320
Accrued payroll	142,944	193,884
Short-term loans	13,366,416	10,684,625

Total current liabilities	26,352,148	24,346,843
Long-term loans	11,067,000	9,957,090
Total Liabilities	37,419,148	34,303,933
Commitments and contingencies

EQUITY:
Shiner stockholders' equity:
Common stock, par value $0.001; 75,000,000 shares authorized, 27,603,336 shares issued and 27,541,491 shares outstanding	27,603	27,603
Additional paid-in capital	14,335,440	14,332,392
Treasury stock (61,845 shares)	(58,036)	(58,036)
Other comprehensive income	5,648,859	5,426,393
Statutory reserve	3,301,653	3,523,273
Retained earnings	13,200,131	18,478,618
Total Shiner stockholders' equity	36,455,650	41,730,243
Noncontrolling interest	1,626,570	1,698,804
Total equity	38,082,220	43,429,047

TOTAL LIABILITIES AND EQUITY	$75,501,368	$77,732,980

SHINER INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net Revenue	$16,706,608	$18,611,849	$50,478,117	$52,385,921
Cost of goods sold	15,257,456	16,490,987	46,370,015	45,378,458
Gross profit	1,449,152	2,120,862	4,108,102	7,007,463
Operating expenses
Selling	619,959	688,448	1,851,990	1,682,076
General and administrative	1,899,924	1,103,239	4,933,369	2,486,638
Loss on sale and write off of assets	2,106,379	-	2,106,379	-
Total operating expenses	4,626,262	1,791,687	8,891,738	4,168,714
Income (loss) from operations	(3,177,110)	329,175	(4,783,636)	2,838,749
Non-operating income (expense):
Other income, net	86,140	545,417	279,669	617,250
Interest income	16,842	2,453	35,236	10,917
Interest expense	(470,722)	(275,395)	(1,082,587)	(689,675)
Exchange (loss)	(12,435)	1,283	(22,083)	61,996
Total non-operating income (expense)	(380,175)	273,758	(789,765)	488

Income (loss) before income tax	(3,557,285)	602,933	(5,573,401)	2,839,237
Income tax expense (benefit)	(8,038)	219,894	7,683	653,132

Net income (loss)	(3,549,247)	383,039	(5,581,084)	2,186,105
Net loss attributed to noncontrolling interest	(17,950)	(27)	(80,977)	(1,336)
Net income (loss) attributed to Shiner	$(3,531,297)	$383,066	$(5,500,107)	$2,187,441
Comprehensive income (loss)
Net income (loss)	$(3,549,247)	$383,039	$(5,581,084)	$2,186,105
Foreign currency translation gain (loss)	(84,620)	440,458	222,466	1,143,003
Comprehensive income (loss)	$(3,633,867)	$823,497	$(5,358,618)	$3,329,108

Weighted average shares outstanding :
Basic	27,541,491	27,541,491	27,541,491	27,541,491
Diluted	27,541,491	27,541,491	27,541,491	27,541,491

Earnings (loss) per share attributed to Shiner common stockholders
Basic	$(0.13)	$0.01	$(0.20)	$0.08
Diluted	$(0.13)	$0.01	$(0.20)	$0.08

SHINER INTERNATIONAL, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
	Nine Months Ended
	September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(5,581,084)	$2,186,105
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

Depreciation	2,374,995	1,721,406
Amortization	177,221	54,460
Stock compensation expense	3,048	2,085
Loss on sale and write off of assets	2,106,379	-
Change in working capital components:
Accounts receivable	1,556,464	3,669,116
Inventory	(868,319)	(2,372,742)
Advances to suppliers	(759,743)	(7,106,058)
Other assets	522,937	(267,767)
VAT receivable		-
Accounts payable and accrued expenses	(538,765)	726,024
Unearned revenue	(253,282)	1,206,913
Other payables	101,551	206,121
Accrued payroll	(51,992)	(3,794)

Net cash provided by (used in) operating activities	(1,210,590)	21,869

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Shimmer Sun Ltd	-	(3,200,000)
Cash acquired in acquisition of Shimmer Sun Ltd	-	248,743
Cash from the sale of assets	1,226,825	-
Issuance of notes receivable	(249,348)	-
Payment on note receivable	7,925	34,594
Payments for property and equipment	(2,138,400)	(9,034,984)
Payments for construction in progress	-	(5,040,177)
Increase in restricted cash	(584,308)	-

Net cash used in investing activities	(1,737,306)	(16,991,824)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of short-term loans	(20,432,635)	(7,020,000)
Proceeds from short-term loans	23,063,410	7,800,000
Proceeds from long-term loans	1,060,610	9,219,600

Net cash provided by financing activities	3,691,385	9,999,600

Effect of exchange rate changes on cash and cash equivalents	17,520	135,841
NET INCREASE (DECREASE) IN CASH AND
EQUIVALENTS	761,009	(6,834,514)
CASH AND EQUIVALENTS, BEGINNING BALANCE	2,831,808	8,622,035

CASH AND EQUIVALENTS, ENDING BALANCE	$3,592,817	$1,787,521

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
Interest paid	$897,520	$623,826
Income taxes paid	$7,604	$621,980

The accompanying notes are an integral part of these consolidated financial statements.